Exhibit 99.1

inContact Reports Fourth Quarter and Full Year 2014 Financial Results

•	Software segment revenues of $30.3 million in Q4, up 56% year-over-year

•	Full year 2014 software revenues grow 46% and top $100 million for the first time

•	Consolidated revenue of $49.4 million, up 41% year-over-year

•	Q4 SaaS bookings at record levels, up 44% year-over-year

SALT LAKE CITY – February 19, 2015 – inContact, Inc. (NASDAQ: SAAS), the leading provider of cloud contact center software and contact center optimization tools, today reported record financial results for the fourth quarter and full year ended December 31, 2014.

Said Paul Jarman, inContact CEO, “2014 was an outstanding year for inContact, as we continued to win cloud market share and distance ourselves from the other players in the marketplace. During the quarter and across the full year, inContact achieved record results, including new bookings, customer expansions, competitive wins, new implementations and software revenue run rate. In Q4, we achieved record bookings which represents 44% year over year growth in estimated annual contact value. In Q4, we closed 109 contracts including 66 new logo customers and 43 expansion deals. For the full year 2014, total contracts came to 390 with 222 new customers and 168 expansions.”

Continued Jarman, “Our competitive win rate exceeded 65% in Q4 and 60% overall in 2014. In addition, this quarter we set a new record in implementations, which was double the comparable period in 2013. We have successfully expanded our channel and implementation partners to meet heavy demand for cloud implementations at a rapid pace. inContact now has the broadest channel penetration of all for cloud contact center players.”

Revenue

Software segment revenue totaled $30.3 million for the quarter ended December 31, 2014, an increase of 56% from $19.4 million in Q4 2013. Combined Software and Software-related Network connectivity revenue for the quarter ended December 31, 2014 was $47.1 million, an increase of 45% from $32.4 million for the quarter ended December 31, 2013. Approximately 88% of Network connectivity segment revenues were derived from contracts with customers utilizing our contact center software.

Consolidated revenue for the quarter ended December 31, 2014 was $49.4 million versus $35.1 million for the same period in 2013, an increase of 41%.

For the year ended December 31, 2014, Software segment revenue totaled $100.8 million, an increase of 46% from $68.9 million for the same period in 2013. For the year ended December 31, 2014, Software related network connectivity revenue totaled $60.9 million, an increase of 24% from $49.3 million for the year ended December 31, 2013.

Consolidated revenue for the year ended December 31, 2014 was $171.8 million versus $130.0 million for the same period in 2013, an increase of 32%.

Gross Margin

Software segment gross margin for the quarter ended December 31, 2014 was 59% versus 58% for the same period in 2013. Excluding non-cash charges, non-GAAP Software segment gross margin was 72% for the fourth quarter of 2014, versus 71% in the fourth quarter of 2013. Fourth quarter 2014 Network connectivity segment gross margin was 36% versus 36% for the same period in 2013.

Consolidated gross margin percentage was 50% in the fourth quarter of 2014 compared to 48% for the same period in 2013. Excluding non-cash charges, consolidated gross margin was 59% for the fourth quarter 2014 compared to 56% for the same period in 2013.

Adjusted EBITDA

Earnings before interest, taxes, depreciation, amortization and stock-based compensation (“Adjusted EBITDA”), without acquisition-related adjustments, was $2.1 million for the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2014, with acquisition-related adjustments was $1.2 million versus $990,000 during the same period in 2013. Adjusted EBITDA is a non-GAAP measure management believes provides important insight into our operating results (see reconciliation of non-GAAP measures below).

Net Loss

Net loss for the quarter ended December 31, 2014 was $5.6 million, or ($0.09) per share (basic and diluted), as compared to a net loss of $3.9 million or ($0.07) per share (basic and diluted) for the same period in 2013. The increase in net loss was principally attributable to increased depreciation, amortization and stock based compensation charges of $1.9 million, principally related to the Uptivity acquisition. Net loss for the year ended December 31, 2014 was positively impacted by a $9.4 million tax credit, associated with the Uptivity acquisition. Non-GAAP net loss for the quarter ended December 31, 2014 was $2.9 million, or ($0.05) per share (basic and diluted), as compared to a net loss of $2.5 million or ($0.04) per share (basic and diluted) for the same period in 2013.

Guidance for 2015

In 2015, we anticipate consolidated revenues to be between $205 and $210 million for the full year. We expect total software revenues to be between $129 and $134 million for the full year. This would represent 28% to 33% growth for software revenues. We expect adjusted EBITDA will be between $9 and $10 million. On a GAAP basis, we anticipate a net loss of ($0.34) to ($0.39) per share. On a non-GAAP basis, we expect a net loss of ($0.12) to ($0.17) per share for the full year.

Jarman concluded, “2014 has been the strongest year in inContact’s history and we begin 2015 in a powerful position based on our mature all-in-one, multi-tenant cloud platform, high-touch services model and growing partner channel. We are set to extend our market lead in 2015 with continued strong performance with aggressive bookings and revenue growth in 2015.”

CONFERENCE CALL INFORMATION

We will host a conference call to discuss our fourth quarter 2014 financial results later today at 4:30 p.m. Eastern time (1:30 p.m. Pacific).

Dial-In Number: 1-866-952-1906

International: + 1-785-424-1825

Conference ID#: INCONTACT

An audio file of the call will be available after February 19, 2015 on the inContact Investor Relations website at http://investor.incontact.com, in the Webcasts and Presentations section. A replay of the call will be available via telephone after 7:30 p.m. Eastern time today and until February 26, 2015.

Toll-free replay number: 1-877-870-5176

International replay number: + 1-858-384-5517

Replay Pin Number: 1233202

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on inContact’s current expectations, estimates and projections about inContact’s industry, management’s beliefs, and certain assumptions made by management, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future strategic plans. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

The risks and uncertainties referred to above include, but are not limited to, risks associated with inContact’s business model; our ability to develop or acquire, and gain market acceptance for new products, including our new sales and marketing and voice automation products, in a cost-effective and timely manner; the gain or loss of key customers; competitive pressures; its ability to expand operations; fluctuations in its earnings as a result of the impact of stock-based compensation expense; interruptions or delays in our hosting operations; breaches of our security measures; its ability to protect our intellectual property from infringement, and to avoid infringing on the intellectual property rights of third parties; and its ability to expand, retain and motivate our employees and manage its growth. Further information on potential factors that could affect our financial results is included in inContact’s annual report on Form 10-K, quarterly reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. The forward-looking statements in this release speak only as of the date they are made. inContact undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

INCONTACT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$32,414	$49,148
Restricted cash	81	81
Accounts and other receivables, net of allowance for uncollectible accounts of $1,816 and $2,203, respectively	28,126	18,682
Other current assets	6,979	4,360

Total current assets	67,600	72,271
Property and equipment, net	35,077	23,716
Intangible assets, net	24,768	3,971
Goodwill	39,247	6,563
Other assets	2,078	1,540

Total assets	$168,770	$108,061

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$11,031	$9,696
Accrued liabilities	13,259	8,772
Accrued commissions	3,407	2,072
Current portion of deferred revenue	8,439	2,440
Current portion of long-term debt and capital lease obligations	4,095	3,461

Total current liabilities	40,231	26,441
Long-term debt and capital lease obligations	18,543	4,580
Deferred rent	28	487
Deferred tax liability	795	232
Deferred revenue	5,749	3,981

Total liabilities	65,346	35,721
Total stockholders’ equity	103,424	72,340

Total liabilities and stockholders’ equity	$168,770	$108,061

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE LOSS

(in thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Net revenue:
Software	$30,312	$19,407	$100,805	$68,897
Network connectivity	19,112	15,663	70,979	61,140

Total net revenue	49,424	35,070	171,784	130,037

Costs of revenue:
Software	12,505	8,155	42,991	28,012
Network connectivity	12,144	10,029	45,153	39,365

Total costs of revenue	24,649	18,184	88,144	67,377

Gross profit	24,775	16,886	83,640	62,660

Operating expenses:
Selling and marketing	14,573	10,216	51,175	37,220
Research and development	6,825	3,827	22,379	12,605
General and administrative	8,833	6,390	29,358	22,314

Total operating expenses	30,231	20,433	102,912	72,139

Loss from operations	(5,456)	(3,547)	(19,272)	(9,479)
Other income (expense):
Interest expense	(87)	(79)	(365)	(317)
Other income (expense):	151	(10)	3	(34)

Total other income (expense)	64	(89)	(362)	(351)

Loss before income taxes	(5,392)	(3,636)	(19,634)	(9,830)
Income tax expense	(191)	(283)	9,071	(373)

Net loss and comprehensive loss	$(5,583)	$(3,919)	$(10,563)	$(10,203)

Net loss per common share:
Basic and diluted	$(0.09)	$(0.07)	$(0.18)	$(0.19)
Weighted average common shares outstanding:
Basic and diluted	60,626	55,829	58,997	54,742

INCONTACT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net loss	$(10,563)	$(10,203)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	7,730	6,060
Amortization of software development costs	5,834	4,964
Amortization of intangible assets	3,651	434
Amortization of note financing costs	30	18
Interest accretion	3	6
Stock-based compensation	7,142	4,264
Loss on disposal of property and equipment	687	711
Intangible assets written off	—	—
Change in fair value of contingent liability	(146)	—
Deferred income taxes	(9,368)	—
Changes in operating assets and liabilities, net of business acquisition:
Accounts and other receivables, net	(8,702)	(3,370)
Other current assets	(1,255)	(1,082)
Other non-current assets	(506)	(523)
Trade accounts payable	1,236	1,204
Accrued liabilities	3,221	1,783
Accrued commissions	588	462
Deferred rent	(236)	116
Deferred tax liability	—	232
Deferred revenue	5,899	2,490

Net cash provided by operating activities	5,245	7,566

Cash flows used in investing activities:
Gross decrease in restricted cash	—	—
Purchase of intangible assets	—	—
Payments made for deposits	(32)	(12)
Acquisition of assets	—	(2,746)
Acquisition of a business	(13,059)	(2,700)
Capitalized software development costs	(11,010)	(6,169)
Purchases of property and equipment	(13,273)	(5,400)

Net cash used in investing activities	(37,374)	(17,027)

Cash flows provided by financing activities:
Proceeds from issuance of common stock	—	77
Offering costs payments	—	—
Proceeds from exercise of options	2,313	7,086
Proceeds from sale of stock under employee stock purchase plan	826	447
Principal payments on long-term debt and capital leases	(4,112)	(3,490)
Borrowings under term loans	6,000	7,000
Purchase of treasury stock	(585)	(304)
Payment of debt financing fees	(47)	(43)
Borrowings under the revolving credit agreement	21,000	—
Payments under the revolving credit agreement	(10,000)	(1,000)

Net cash provided by financing activities	15,395	9,773

Net increase (decrease) in cash and cash equivalents	(16,734)	312
Cash and cash equivalents at the beginning of the period	49,148	48,836

Cash and cash equivalents at the end of the period	$32,414	$49,148

SEGMENT REPORTING

We operate under two business segments: Software and Network connectivity (formerly “Telecom”). The Software segment includes all monthly recurring revenue related to the delivery of our software applications, plus the associated professional services and setup fees and revenue related to quarterly minimum purchase commitments through July 2014, from a related party reseller. The Network connectivity segment includes all voice and data long distance services provided to customers.

For segment reporting, we classify operating expenses as either “direct” or “indirect.” Direct expense refers to costs attributable solely to either selling and marketing efforts or research and development efforts. Indirect expense refers to costs that management considers to be overhead in running the business. Management evaluates expenditures for both selling and marketing and research and development efforts at the segment level without the allocation of overhead expenses, such as rent, utilities and depreciation on property and equipment.

Operating segment revenues and profitability for the three and twelve months ended December 31, 2014 and 2013 were as follows (in thousands):

	Quarter Ended December 31, 2014			Quarter Ended December 31, 2013
	Software	Network Connectivity	Consolidated	Software	Network Connectivity	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$30,312	$19,112	$49,424	$19,407	$15,663	$35,070
Costs of revenue	12,505	12,144	24,649	8,155	10,029	18,184

Gross profit	17,807	6,968	24,775	11,252	5,634	16,886

Gross margin	59%	36%	50%	58%	36%	48%
Operating expenses:
Direct selling and marketing	13,038	920	13,958	8,972	725	9,697
Direct research and development	6,446	—	6,446	3,558	—	3,558
Indirect	8,489	1,338	9,827	6,024	1,154	7,178

(Loss) income from operations	$(10,166)	$4,710	$(5,456)	$(7,302)	$3,755	$(3,547)

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Software	Network Connectivity	Consolidated	Software	Network Connectivity	Consolidated
	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$100,805	$70,979	$171,784	$68,897	$61,140	$130,037
Costs of revenue	42,991	45,153	88,144	28,012	39,365	67,377

Gross profit	57,814	25,826	83,640	40,885	21,775	62,660

Gross margin	57%	36%	49%	59%	36%	48%
Operating expenses:
Direct selling and marketing	45,439	3,466	48,905	31,722	3,511	35,233
Direct research and development	21,030	—	21,030	11,601	—	11,601
Indirect	28,878	4,099	32,977	21,272	4,033	25,305

(Loss) income from operations	$(37,533)	$18,261	$(19,272)	$(23,710)	$14,231	$(9,479)

RECONCILIATION of NON-GAAP MEASURES:

“Adjusted EBITDA” is Earnings Before deductions for Interest, Taxes, Depreciation and Amortization and Stock-Based Compensation. “Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation” is Gross Margin before deductions for Depreciation and Amortization and Stock-Based Compensation. Neither are measures of financial performance under generally accepted accounting principles (GAAP). Adjusted EBITDA and Gross Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation are provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures and may be materially different from similar measures used by other companies. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of Adjusted EBITDA to Net loss applicable to

common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Net loss and comprehensive loss	$(5,583)	$(3,919)	$(10,563)	$(10,203)
Depreciation and amortization	5,152	3,244	17,069	11,458
Stock-based compensation	1,352	1,303	7,142	4,264
Interest income and expense, net	87	79	365	317
Income tax expense	191	283	(9,071)	373

Adjusted EBITDA	$1,199	$990	$4,942	$6,209

Reconciliation of Net loss to Non-GAAP Net loss applicable to common stockholders as it is presented on the Condensed Consolidated

Statements of Operations for inContact, Inc.

(in thousands - unaudited)

	Quarter Ended December 31,
	2014	2013
Net loss and comprehensive loss	$(5,583)	$(3,919)
Amortization of acquired intangibles	1,315	145
Stock-based compensation	1,352	1,303

Non-GAAP net loss	$(2,916)	$(2,471)

Non-GAAP net loss per common share:
Basic and diluted	(0.05)	(0.04)
Weighted average common shares outstanding:
Basic and diluted	60,626	55,829

Reconciliation of Consolidated Gross Profit and Margin to Consolidated Gross Profit and Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter Ended December 31, 2014		Quarter Ended December 31, 2013
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Consolidated gross profit and margin	$24,775	50%	$16,886	48%
Depreciation and amortization	4,376	9%	2,576	8%
Stock-based compensation	(88)	0%	133	0%

Consolidated gross profit and margin, excluding non-cash charges	$29,063	59%	$19,595	56%

Reconciliation of Software Segment Gross Profit and Margin to Software Segment Gross Profit and Margin Before deductions for Depreciation and Amortization and Stock-Based Compensation, as presented in Segment Reporting for inContact, Inc.

(in thousands - unaudited)

	Quarter Ended December 31, 2014		Quarter Ended December 31, 2013
	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Software segment gross profit and margin	$17,807	59%	$11,252	58%
Depreciation and amortization	4,246	13%	2,378	12%
Stock-based compensation	(95)	0%	131	1%

Software segment gross profit and margin, excluding non-cash charges	$21,958	72%	$13,761	71%

On May 6, 2014, we acquired CallCopy, Inc., a Delaware corporation doing business as Uptivity (“Uptivity”). The below table provides a detail of the inContact and Uptivity operating results for the three months ended December 31, 2014 without consideration of all adjustments that give effect to events that are directly attributable to the acquisition of Uptivity. Also detailed in the table are the adjustments directly attributable to the acquisition of Uptivity.

This presentation is provided for the use of the reader in understanding our operating results and are not prepared in accordance with, nor does it serve as an alternative to GAAP measures. While not a substitute for information prepared in accordance with GAAP, management believes that this information is helpful for investors to more easily understand our operating financial performance. Management also believes these measures may better enable an investor to form views of our potential financial performance in the future. These measures have limitations as analytical tools, and investors should not consider these measures in isolation or as a substitute for analysis of our results prepared in accordance with GAAP.

Reconciliation of Non-GAAP Condensed Consolidated Statement of Operations

to GAAP Condensed Consolidated Statement of Operations

(in thousands—unaudited)

	Three months ended December 31, 2014
	Non - GAAP					GAAP
	inContact	Uptivity	Combined	Adjustments		Consolidated
Net revenue:
Software	$25,006	$6,192	$31,198	$(886	)(A)	$30,312
Network connectivity	19,112	—	19,112	—		19,112

Total net revenue	44,118	6,192	50,310	(886)		49,424

Costs of revenue	21,961	1,485	23,446	1,203	(B)(C)	24,649

Gross profit	22,157	4,707	26,864	(2,089)		24,775
Total operating expenses	25,947	3,919	29,866	365	(C)	30,231

Income (loss) from operations	(3,790)	788	(3,002)	(2,454)		(5,456)
Total other income (expense)	(134)	7	(127)	—		(127)

Net income (loss)	$(3,924)	$795	$(3,129)	$(2,454)		$(5,583)

Adjusted EBITDA	$1,233	$852	$2,085	$(886	)(A)	$1,199

Adjustments Directly Attributable to the Acquisition of Uptivity

(A)	To record the resulting decrease in revenue as part of the fair value adjustment to Uptivity’s deferred revenue balances.

(B)	To record the increase in amortization expense associated with acquired intangible assets, based on the fair value of approximately $24.4 million. Customer relationships which have a useful life of 8 years are amortized using the double declining balance method. Other intangibles have useful lives of 5 or 7 years and are amortized using the straight line method.

(C)	To record the increased stock based compensation expense related to the issuance of inContact restricted stock and restricted stock awards granted to management and employees of Uptivity in exchange for outstanding unvested stock options in Uptivity and to retain key employees.

About inContact

inContact (NASDAQ: SAAS) is the cloud contact center software leader, helping organizations around the globe create customer and contact center employee experiences that are more personalized, more empowering and more engaging today, tomorrow and in the future. inContact continuously innovates in the cloud and is the only provider to offer core contact center infrastructure, workforce optimization plus an enterprise-class telecommunications network for the most complete customer journey management. Winner of the 2014 CRM Magazine Rising Star Award, inContact has deployed over 2,000 cloud contact center instances. To learn more, visit www.incontact.com.

inContact® is the registered trademark of inContact, Inc.

CONTACT: Investor Contact: Edward Keaney, Market Street Partners, 1-415-445-3238, ekeaney@marketstreetpartners.com, or General Contact: Mariann McDonagh, inContact, Chief Marketing Officer, 1-801-320-3347, mariann.mcdonagh@inContact.com